Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quest Energy Partners, L.P. of our estimates of proved reserves and future cash flows of Quest Resource Corporation's Cherokee Basin properties as of May 31, 2004, December 31, 2004, 2005 and 2006 and June 30, 2007 and information based on our reserve reports, all of which is included in the Amended Registration Statement on Form S-1/A No. 5 and related Prospectus of Quest Energy Partners, L.P. dated November 8, 2007.

/s/ Cawley, Gillespie & Assoc., Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Ft. Worth, Texas

December 18, 2007